Exhibit 99.1

NEWS RELEASE

Southcross Energy	1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces Michael B. Howe Appointed as Senior Vice President

and Chief Financial Officer

DALLAS, Texas, December 26, 2018 – Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) announced today the appointment of Michael B. Howe as Senior Vice President and Chief Financial Officer of Southcross Energy Partners GP, LLC, the general partner of Southcross, effective January 4, 2019. Mr. Howe succeeds Bret M. Allan, who notified the Partnership that he had accepted a position with another company on December 14, 2018, and accordingly, was resigning from Southcross effective January 4, 2019.

“I, along with the Board of Directors, wish Bret all the best in his new endeavors.” said James W. Swent III, Chairman, President and Chief Executive Officer of Southcross’ general partner. “We are very pleased to welcome Michael to the Southcross executive team,” added Swent. “Michael brings over two decades of energy industry experience. I look forward to working with Michael as we continue to focus on the company’s financial health and commercial opportunities.”

Mr. Howe joins Southcross having served most recently as Chief Financial Officer of the Medical Benevolence Foundation. Prior to this, Mr. Howe was vice-president of several departments at Ensco PLC, including strategic planning, finance and accounting, human resources and treasury. Prior to joining Ensco, Mr. Howe served as Assistant Treasurer for Devon Energy Corporation and as a Commercial Director at Enron Corporation. Mr. Howe holds a Master’s degree in business administration from the University of Texas at Austin and a Bachelor’s degree in accounting from Oklahoma State University. He is a Certified Public Accountant.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include two gas processing plants, one fractionation plant and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:

Southcross Energy Partners, L.P.

Mallory Biegler, 214-979-3720

Investor Relations

investorrelations@southcrossenergy.com